SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  December 17, 1997

                           Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                0-17267             84-1095959
(State or other           (Commission         (I.R.S. Employer
jurisdiction              File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)             (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated December 17, 1997, the text of which follows:

     Mallon Resources Corporation (Nasdaq: "MLRC") today reported that its capital budget for 1998 will be $24.7 million, a $10.7 million increase over its 1997 budget of $14 million.

     Kevin Fitzgerald, President of Mallon Oil Company, said, "We will be spending these funds in the San Juan and Delaware Basins of New Mexico, to further increase production in our existing East Blanco, Lea Northeast, Quail Ridge and White City Fields. The Company's East Blanco gas plant is currently producing 10.2 million cubic feet per day while operating at 90% of capacity.
By March 1998, we plan to expand the plant's daily capacity to 24 million cubic feet, and by year-end 1998 the capacity is targeted to be 40 million cubic feet per day. With the increasing plant capacity, the Company has scheduled the drilling of 31 wells in East Blanco during 1998. Approximately 25 additional wells are planned for our other field areas."

     George Mallon, Chairman of the Company, commented, "With our $14 million budget in 1997, we drilled 31 wells and increased our rate of production from 1,000 barrels of oil equivalent per day to our current approximately 3,000 barrels of oil equivalent per day. While that increase was excellent, the Company believes that, with its increased budget, it will be able to generate sharply higher production rates from East Blanco in 1998. East Blanco wells are shallow and relatively low cost to drill, and their excellent economics should continue to support the Company's rapid growth."

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that effect the Company's operations. These and other risk factors are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC."

                           Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Mallon Resources Corporation


December 19, 1997          ___/s/ Roy Ross______________________
                           Roy K. Ross, Executive Vice President